POWER OF ATTORNEY


The undersigned hereby appoints Tan Chin Yong as his true and lawful attorney in fact and agent to execute and file with the United States Securities and Exchange
 Commission any Schedule 13D, Schedule 13G, any amendment thereto and any related documentation
 (including but not limited to Joint Filing
 Agreements and other exhibits) which may be required to be filed with respect to the securities of TOR Minerals International, Inc. or any successor thereto, and the undersigned grants to said attorney in fact and agent full power and authority to do and perform each and every act and thing which the undersigned could do in person, hereby ratifying and confirming all that said attorney in fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Tan Chin Yong under this Power of Attorney shall continue until revoked in writing.



Date: July 15, 2003            /s/ Lim Keng Kay
                               Lim Keng Kay